EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Digimarc Corporation

We consent to incorporation by reference in the Registration Statement on Form S-8 of Digimarc Corporation of our report dated May 27, 2005, with respect to the consolidated statements of operations, stockholders’ equity and cash flows of Digimarc Corporation and subsidiaries for the year ended December 31, 2004, which report appears in the December 31, 2006 annual report on Form 10-K of Digimarc Corporation.

/s/ KPMG LLP

Portland, Oregon
March 8, 2007